DYNASIL CORPORATION OF AMERICA
                         AGREEMENT OF EMPLOYMENT

     THIS AGREEMENT is effective as of the closing of the EMF Corporation ("EMF") stock sale to Dynasil Corporation of America (the "Closing
Date"), by and between DYNASIL CORPORATION OF AMERICA, a New Jersey corporation with offices at 385 Cooper Road, West Berlin, New Jersey, 08091, for itself and/or on behalf of any of its wholly-owned subsidiaries (collectively, the "Company") and MEGAN SHAY ("Employee"), whose address is 405 Mitchell Street, Ithaca, New York 14850.

     1. Employment. Effective at the Closing Date (the "Effective Date"), the Company agrees to employ Employee as Chief Executive Officer of the Company's Evaporated Metal Films Corp. subsidiary ("EMF"), with such duties as are customary for such position, and such other responsibilities as the parties shall mutually agree, from time to time. Employee shall perform these duties principally at the EMF offices in Ithaca, New York, subject to the direction and supervision of the President and CEO and Board of Directors of the Company. This role is intended to be a transitional role to assist the Company in selecting and training a CEO to replace Employee and to help the Company plan and implement a successful integration and transition for the acquisition of EMF by the Company. Employee accepts such employment and agrees to devote her full time (for at least six months as outlined below) and skills to the conduct of the Company's and EMF's businesses, performing to the best of Employee's abilities such duties as may be reasonably requested by the Company. Employee's required travel (including management of the EMF Rochester Sales Office and other business development-related travel) shall be consistent with recent past history, which has averaged four (4) days per calendar month. Employee agrees to serve the Company diligently and faithfully so as to advance the Company's best interests and agrees to not take any action in conflict with its best interests.

     2. Term.

     (a) The term of employment of Employee hereunder shall be for a period of one (1) year commencing on the Closing Date (the "Term"), subject to the conditions set forth herein.

 a. Six months after the Closing Date, the parties shall evaluate the transition progress. At that review or at a later date, the parties can mutually agree to reduce the time commitment from full time if the Company is comfortable that full time is not required to complete a successful transition.

 b. This Agreement may also be extended at the end of the initial Term by mutual written agreement of the parties for an additional term up to six months if the parties agree that more time is required to complete a successful transition.

     3. Compensation.

     (a) Base Salary. While this Agreement remains in effect, Employee shall receive as base salary not less than Ninety Five Thousand Four Hundred Dollars ($95,400) per annum, to be paid in accordance with EMF's regular payroll schedule and subject to EMF's ordinary course annual Scost of living" increases.

     (b) Bonus. For the fiscal year ending September 30, 2007, the Company agrees to pay Employee an annual performance bonus equal to ten percent (10%) of EMF's net income from operations for the 2007 fiscal year. EMF's net income from operations calculations hereunder will be performed in accordance with past EMF practice and generally accepted accounting principles, and Employee shall be provided with a written explanation of the calculation of each such figure. If the Employee's employment extends past September 30, 2007, the Company agrees to pay Employee a bonus equal to ten percent (10%) of EMF's net income from operations for fiscal year 2008 ("Fiscal 2008"), prorated by multiplying EMF's Fiscal 2008 net income from operations by a fraction, the numerator of which is the number of hours Employee worked during Fiscal 2008, and the denominator of which is one thousand eight hundred eighty (1,880). Each such bonus will be payable not later than thirty (30) days after receipt of the Company's audited financial statements for the relevant fiscal year. The amount of such bonus shall be paid to Employee in cash.

     (d) Reimbursement for Expenses. Employee will receive reimbursement from the Company for expenses reasonably incurred by Employee on behalf of the Company in accordance with the Company's normal policies with respect to expense reimbursements.


     4. Other Benefits During the Employment Period.

     (a) Employee shall receive all other benefits substantially similar to those generally currently available to executives or employees of EMF (collectively, "Benefits"). The Benefits currently include among other things: health insurance, life insurance, disability insurance and participation in EMF's 401k Savings Plan.

     (b) The Company shall furnish Employee with such working facilities and other services as are suitable to Employee's positions and adequate to the performance of her duties under this Agreement.

     (c)  Employee shall be entitled to 25 days paid vacation per  fiscal
year   in  accordance  with  EMF's  policies  then  in  effect  regarding vacations.

     5. Termination. This Agreement is subject to termination prior to the expiration of its initial Term or any extended term for only the following reason:

     (a) Termination for Cause. The Company and Employee agree that no future or further salary or other benefits (except for insurance benefits for disability or death and health insurance shall continue pursuant to the Company's policies, if any, for terminated employees or as provided by law) will be payable to or for the Employee by the Company and the employment relationship between the parties will terminate immediately following the occurrence of any one or more of the following events:

     (i) Employee violates (A) any of the terms or conditions of this Agreement in any material respect or (B) in any material way any of the rules, regulations or policies of the Company, and such violation is not corrected within fifteen (15) days after written notice thereof is provided to Employee;

     (ii) Employee is convicted of a felony or any crime involving moral turpitude; or

     (iii) Employee engages in a general course of conduct of non-cooperation, gross negligence or other gross misconduct materially and adversely affecting the welfare, continuity or future of the Company's business, and such conduct is not corrected within fifteen (15) days after written notice thereof is provided to Employee.

      6. Intentionally omitted

     7. Confidential Information/Trade Secrets. Employee acknowledges that during the course and as a result of her employment hereunder and previously with EMF, Employee has received or had access to, or contributed to the production of Confidential Information. Confidential Information means information or trade secrets that (i) are proprietary to or in the unique knowledge of Company (including information discovered or developed in whole or in part by Employee); (ii) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; or
(iii) are the subject of efforts that are reasonable under the circumstances to maintain secrecy.

     Employee understands and acknowledges that all such information that she has previously obtained or will obtain in the course of Employee's employment with the Company constitutes Confidential Information. In particular, Employee agrees that this Information includes among other things, procedures, manuals, confidential reports, lists of clients, customers, suppliers, or products, and information concerning the prices paid by the Company's customers to the Company, or by the Company to its suppliers.

     Employee further acknowledges and appreciates that any Confidential Information constitutes valuable assets of the Company, that the Company intends any such information to remain secret and confidential. Employee therefore specifically agrees that except to the extent required by Employee's duties to the Company or as permitted by the express written consent of the Company's President and CEO or its Board of Directors, Employee shall not, either during employment with the Company or for a period of five (5) years thereafter, directly or indirectly disclose any Confidential Information.

     The restrictions with respect to Confidential Information set forth herein shall not apply to any Confidential Information which (i) is on the date hereof or hereafter becomes generally available to the public other than as a result of a disclosure, directly or indirectly, by Employee in violation of the terms of this Agreement; (ii) Employee is compelled to disclose by operation of law, court order or regulation (including, without limitation, the rules promulgated by the United States Securities and Exchange Commission, the National Association of Securities Dealers Automated Quotation System or the Over the Counter Bulletin Board); (iii) is required to be disclosed in order to enforce the terms of this Agreement.

     8. Return of Property. Employee agrees that upon the termination of her employment with the Company that she will immediately return to the Company the originals and all copies of any and all documents (including computer data, disks, programs, or printouts) that contain any customer information, financial information, product information, or other Confidential Information that in any way relates to the Company, its products or services, clients, suppliers or other aspects of its business(es). Employee further agrees to not retain any summary of such information. It is understood and agreed that the items listed on Schedule A are the sole property of Employee.

     9.  Non-competition. Employee understands and agrees  that,  in  the performance of her duties under this Agreement and as a result of her previous employment by EMF, Employee may at times meet with the Company's customers and/or suppliers and that, as a consequence of using or associating herself with the Company's name, goodwill and professional reputation, Employee's employment will place her in a position where Employee can further develop personal and professional relationships with the Company's current and prospective customers and/or suppliers. Employee further acknowledges that in the performance of her duties under this Agreement and as a result of her previous employment by EMF, Employee has been and will continue to be provided with certain specialized skills, training and/or know-how, as well as possess the Confidential Information referred to above. Employee understands and agrees that this goodwill and reputation, as well as Employee's skills, training, know-how and knowledge of Confidential Information could be used to compete with the Company. Accordingly, Employee agrees that, during the course of Employee's employment with Company and for the time period specified below from the date of Employee's termination of employment (whether voluntarily or involuntarily) or the termination of this Agreement at the end of any Term, Employee shall not directly or indirectly, individually or with others:

     (a) compete with the Company in the design, development, manufacture or sale of any of its then current products or services (or products or services known by her to be contemplated as of such date to be offered for sale by the Company) for a period of two (2) years.

     (b) cause or attempt to cause any existing customer of the Company to divert, terminate, limit, modify adversely or not enter into any business relationship with the Company for a period of four (4) years.

     (c) solicit, employ or contract with any of Company's or any of its subsidiaries' employees in any capacity that competes with the Company's business for a period of four (4) years. The term "employ" for purposes of this paragraph means to enter into an arrangement for services as a full-time or part-time employee, independent contractor, agent or otherwise.

Employee further agrees during the above-stated time periods to inform any new person, firm or entity with whom Employee proposes to enter into an employment or a business relationship that Employee reasonably expects could relate to these non-compete/ non-solicitation provisions, before accepting such employment or entering into such a relationship, of the restrictions on Employee set forth in Paragraphs 7, 8 and 9 of this Agreement.

     10. Consideration. Employee and Company agree that the provisions of this Agreement are reasonable and necessary for the protection of Employee and Company.

     11. Remedies for Breach. Each party acknowledges that breach by the other party of the provisions of this Agreement will cause the first party irreparable harm that is not fully remedied by monetary damages. Accordingly, each party agrees that the other party shall, in addition to any relief afforded by law, be entitled to seek injunctive relief. Each party agrees that both damages at law and injunctive relief shall be proper modes of relief and are not to be considered alternative remedies. Furthermore, each party agrees that all actions, suits or proceedings arising under or relating to this Agreement may be brought only in a court of general jurisdiction in and for Tompkins County, New York or the United States District Court for the Northern District of New York, to the jurisdiction and venue of which each party hereto consents and waives the right to argue forum non conveniens. The prevailing party in any dispute arising hereunder shall be entitled to recover its expenses from the other party (including, without limitation, attorneys' and experts' fees).

     12. General Provisions. The parties acknowledge and agree as follows:

     (a) This Agreement contains the entire understanding of the parties with regard to all matters contained herein. There are no other agreements, conditions, or representations, oral or written, express or implied, with regard to such matters. This Agreement supersedes and replaces any prior agreement between the parties generally relating to the same subject matter.

     (b) This Agreement may be amended or modified only by a writing signed by all parties.

     (c) Waiver by either Company or Employee of a breach of any provision, term or condition hereof shall not be deemed or construed as a further or continuing waiver thereof or a waiver of any breach of any other provision, term or condition of this Agreement.

     (d) The rights and obligations of Company hereunder may be transferred or assigned to any successor or assign of Company by acquisition, merger, sale of assets or similar significant corporate transaction. The term "Company" as used herein is intended to include Dynasil Corporation of America, its successors and/or assigns, if any. No assignment of this Agreement shall be made by Employee, and any purported assignment shall be null and void.

     (e) Employee's obligations under Paragraphs 7, 8 and 9 of this Agreement, as well as Paragraph 11, shall survive any change in Employee's employment status with Company or the termination of Employee's employment with Company.

     (f) If any Court finds any provision or part of this Agreement to be unreasonable, in whole or in part, such provision shall be deemed and construed to be reduced to the maximum duration, scope or subject matter allowable under applicable law. Any invalidation of any provision or part of this Agreement will not invalidate any other part of this Agreement.

     (g) This Agreement will be construed and enforced in accordance with the laws and legal principles of the State of New York.

     (h) This Agreement may be executed in any number of counterparts, including counterparts transmitted by telecopier or facsimile, any one of which shall constitute an original of this Agreement. When counterparts of facsimile copies have been executed by all parties, they shall have the same effect as if the signatures to each counterpart or copy were upon the same document and copies of such documents shall be deemed valid as originals. The parties agree that all such signatures may be transferred to a single document upon the request of any party.

     This Agreement is intended to be a legally binding document fully enforceable in accordance with its terms.

                       DYNASIL CORPORATION OF AMERICA


                       By: /s/ Craig T. Dunham          Date:
                               Craig T. Dunham
                               President and CEO

                       EMPLOYEE:


                           /s/ Megan Shay               Date:
                               Megan Shay